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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                NOVEMBER 16, 2001


                            BIONOVA HOLDING CORPORATION
             (Exact name of Registrant as specified in its charter)


    Delaware                         0-12177                     75-2632242
(State or other                   (Commission                  (IRS Employer
jurisdiction of                   File Number)               Identification No.)
 incorporation)


          6701 San Pablo Avenue, Oakland, California      94608
           (Address of principal executive offices)     (Zip Code)


            Registrant's telephone number, including area code:

                                (510) 547-2395

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Item 1.  CHANGES IN CONTROL OF REGISTRANT

    On November 27, 2001, Bionova International, Inc., a Delaware corporation ("BII") sold its entire interest in Bionova Holding Corporation (the "Company") to Ag-Biotech Capital, LLC, a Delaware limited liability company ("Ag-Biotech"). Both BII and Ag-Biotech are wholly-owned by Savia, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Savia"). Therefore, Savia continues to be the entity in control of the Company, and the Company does not expect this transaction to cause any change in the Company, its management or its operations.

    In the transaction, BII sold 18,076,839 shares of Company common stock, par value $0.01 per share, at a price of $0.40 per share, and 200 shares of Series A Convertible Preferred Stock, par value $0.01 per share, at a price of $46,312.232 per share (or $0.40 per share of common stock into which the preferred stock is convertible). These shares represent 76.6% of the Company's outstanding common stock and all of the Company's outstanding preferred stock. The purchase price of $0.40 is equal to the closing sales price for Company common stock on the American Stock Exchange on the date of the transaction.

    Ag-Biotech agreed to pay the aggregate purchase price of $16,493,182.00, plus interest at a rate of 2.73% per annum, on November 27, 2002, with the right to prepay at any time without penalty. Ag-Biotech expects to raise the funds to pay the purchase price either through borrowing or by issuing additional capital.

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

    The Company's Mexican subsidiary, Agrobionova, S.A. de C.V., sold the shares (the "Shares") representing its 50.01% interest in Interfruver de Mexico, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Interfruver"), to Ricardo Bon Echavarria, Carlos Bon Echavarria, Oscar Bon Echavarria, and Luis Guillermo Echavarria de la Vega (the "Bon Family"). Prior to the transaction, the Bon Family owned 49.99% of Interfruver. The transaction was effected pursuant to a CONTRATO DE COMPRAVENTA DE ACCIONES (Contract for the Purchase and Sale of Shares) effective as of November 1, 2001, between Agrobionova, S.A. de C.V. and the Bon Family. The material terms of the contract, which is written in Spanish, are summarized in this report.

    Based in Guadalajara, Mexico, Interfruver is Mexico=s largest fresh produce distributor. Interfruver distributes fruits and vegetables produced by ABSA and other Mexican producers, as well as produce imported from the United States and other countries. Notwithstanding the sale of Interfruver, Bionova Holding will maintain a presence in the Mexican fresh produce industry through Agrobionova's direct and contract production and continuing sales through Interfruver.

    The sale price for the shares includes a fixed component and a variable component. The fixed component is $2.6 million, of which $1.7 million was paid to Agrobionova upon execution of the agreement. Additional payments of $0.7 million and $0.2 million are due on March 1, 2002 and August 31, 2002, respectively. The variable component is an earn-out based on Interfruver's sales during the period from 2002 through 2005. Earn-out payments will be made twice per year. The aggregate sale

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price was determined based on the current value of the stockholders' equity and a valuation of the brand equity. All of the Bon Family's payment obligations are joint and several obligations of each member of the Bon Family, and the obligations are secured by a pledge of the Shares. The pledge will terminate on January 30, 2003, if the Bon Family is current in all of its payment obligations at that date.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

              Not Applicable

         (b)  PRO FORMA FINANCIAL INFORMATION

              Unaudited pro forma financial information required by this item is not available at this time. The Registrant will file such information as soon as it is available, but not later than January 30, 2002.

         (c)  EXHIBITS.

              None




                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2002                  BIONOVA HOLDING CORPORATION


                                       By: /s/ ARTHUR H. FINNEL
                                           ------------------------------------
                                           Arthur H. Finnel,
                                           Executive Vice President





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